Exhibit 10.1

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (“Agreement”) is between Douglas S. Aron (“Executive”) and Archrock, Inc. a Delaware corporation (the "Company"), effective as of the Effective Date set forth in Section 1 below, with reference to the following facts:

WHEREAS, Executive, who currently serves as the Company’s Senior Vice President and Chief Financial Officer, has notified the Company of his intent to retire from such position;

WHEREAS, Executive has agreed to continue to serve as the Company’s Senior Vice President and Chief Financial Officer until the Separation Date (as defined in Section 2 below);

WHEREAS, Executive is party with the Company to a Severance Benefit Agreement (the “Severance Agreement”), effective as of August 13, 2018.

WHEREAS, Executive is party with the Company and its subsidiary companies to a Confidentiality, Non-Solicitation and Non-Competition Agreement entered into as of March 5, 2021 (the “Restrictive Covenants Agreement”) and has agreed to reaffirm the Executive’s commitment to remain in compliance with the confidentiality, non-solicitation and non-competition covenants therein (the “Restrictive Covenants”) during the Continued Employment Period (as defined in Section 2 below) and with the non-solicitation and non-competition covenants therein for the extended period of 24 months after the Separation Date (the “Amended Restricted Period”); and

WHEREAS, Executive and the Company are entering into this Agreement as a way of amicably concluding the employment relationship, establishing the obligations of the parties and resolving any dispute or potential dispute or claim that Executive has or might have with the Company;

NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth herein, the parties covenant and agree as follows:

1.	Effective Date. This Agreement will become final, binding and enforceable on the 8th day following the date that Executive returns a signed original to the Company (hereinafter referred to as the “Effective Date”), provided that Executive has not revoked this Agreement pursuant to Section 23 herein.

2.

Transition and Separation. Executive and the Company acknowledge and agree that Executive shall continue to serve as the Company’s Senior Vice President and Chief Financial Officer during the period (the “Continued Employment Period”) commencing on the Effective Date and ending on the earliest of (x) the date a successor is named, (y) December 31, 2026 (each of (x) and (y), a “Qualifying Retirement Date”) and (z) the date the Company terminates Executive’s employment for Cause (as defined in the Severance Agreement) (the earliest of (x), (y) or (z), the “Separation Date”). Executive acknowledges that Executive’s status as an officer of the Company and each of its subsidiaries shall terminate on the last day of the Continued Employment Period. Executive agrees to execute such additional documentation as the Company determines is necessary or appropriate to effect Executive’s cessation of service as an officer, provided that any such documentation is consistent with this Agreement.

(a)	Duties. During the Continued Employment Period, Executive shall have the duties and responsibilities normally associated with the position of Senior Vice President and Chief Financial Officer and such other duties and responsibilities as reasonably assigned by the Company’s Chief Executive Officer.

(b)	Salary and Benefits Continuation. During the Continued Employment Period, Executive will continue to be paid base salary at the annual rate of $640,000 (“Base Salary”) in accordance with the Company’s regular payroll procedures and be eligible for all employee benefit plans available to senior executives of the Company in accordance with their terms. All payments made to Executive will be subject to required withholding taxes and authorized deductions.

(c)	Equity Awards and Dividend Payments. During the Continued Employment Period, Executive’s outstanding equity awards under any equity-based incentive plan of the Company shall continue to vest in accordance with their original vesting schedules based on Executive’s continued services. Further, dividend and dividend equivalent payments will continue to be paid with respect to unvested time-vesting stock awards as and when they are paid to the Company’s stockholders and tandem dividend equivalent rights corresponding to performance-vesting stock awards will continue to accrue. For the avoidance of doubt, dividend equivalent payments and rights will be paid and will accrue in accordance with the terms of the applicable award agreements with respect to all dividends announced with a dividend payable date on or before the Qualifying Retirement Date.

(d)	Confidentiality, Non-Solicitation and Non-Competition. Executive reaffirms Executive’s commitment to remain in compliance with that certain Restrictive Covenants Agreement.

(e)	SEC Reporting. Executive acknowledges that to the extent required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Executive will have continuing obligations under Section 16(a) and 16(b) of the Exchange Act to report matching transactions, if any, in Company common stock for up to six months following the end of the Continued Employment Period. Executive further acknowledges that any transactions by Executive involving Company securities will remain subject to securities laws in all respects, including, without limitation, laws regarding trading on the basis of material nonpublic information.

3.	Final Paycheck; Payment of Accrued Wages and Expenses. As soon as administratively practicable on or after the Separation Date, the Company will pay Executive all accrued but unpaid base salary and any accrued but unpaid paid time off, subject to standard payroll deductions and withholdings. The Company will also reimburse Executive for all outstanding expenses incurred prior to the Separation Date which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses. Executive is entitled to these payments regardless of whether Executive executes this Agreement or the Release of Claims.

4.	Consideration. Without admission of any liability, fact or claim, the Company hereby agrees, subject to (i) this Agreement timely becoming effective and irrevocable, (ii) the delivery to the Company of a copy of the General Release of Claims attached hereto as Exhibit B (the “Release of Claims”) that is signed by Executive on or after the Separation Date and becomes effective and irrevocable within 30 days after the Separation Date (the “Supplemental Release Condition”), and (iii) Executive not being terminated by the Company for Cause and not being in material breach of Executive’s obligations under this Agreement or the Restrictive Covenants Agreement, the Company will provide the following benefits to Executive (the “Transition Benefits”):

(a)	Executive will receive a pro-rated annual bonus for calendar year 2026, to be paid at the target level of 90% of eligible earnings and calculated based on the number of days Executive was actually employed during the applicable annual performance period in which the Qualifying Retirement Date occurred, with such payment made in cash in a single lump sum no later than the 60th day following the Qualifying Retirement Date.

(b)	The Company agrees to vest each applicable tranche of the Executive’s time-vesting restricted stock awards that are scheduled to vest in January 2027, adjusted on a pro rata basis based on the number of full months the Executive was actually employed during calendar year 2026.

(c)	The Company agrees to vest the long-term performance-vesting awards (cash or stock settled) granted to Executive for the performance period 2024-2026 that are scheduled to vest in January 2027 based on the actual level of performance in relation to the applicable performance measures, determined as of the last day of the month in which the Qualifying Retirement Date occurs (the “Performance Award Measurement Date”), adjusted on a pro rata basis based on the number of full months the Executive was actually employed during the 36-month performance period for the award.

(d)	Executive acknowledges and agrees that apart from this Agreement, Executive is not owed or entitled to the consideration described in Section 4 herein. Executive further acknowledges that all of Executive’s outstanding stock awards that are not vested as of the Qualifying Retirement Date and that do not vest in accordance with the terms of this Section 4 will be forfeited for no consideration.

5.	Tax Consequences. Executive acknowledges and agrees that the Company has made no representations to Executive regarding the tax consequences of any Transition Benefits received by Executive pursuant to this Agreement.

6.	Entire Consideration. Executive agrees that the Transition Benefits described in Section 4, herein, constitute the entire amount of consideration provided to Executive under this Agreement. Executive further agrees that Executive will not seek any further compensation for any other claimed damage, costs, severance, income, or attorney's fees.

7.	Executive’s Release of All Claims. In exchange for the consideration provided and described in Section 4, herein, Executive, on behalf of Executive, Executive’s heirs, executors, successors, administrators and assigns, knowingly and voluntarily agrees to discharge and release the Company, its parent, subsidiary, affiliate and minority owned companies and their respective predecessors, successors and assigns and their respective officers, shareholders, employees, directors, attorneys, subscribers, and partners of each of the aforementioned (collectively, the “Released Parties”) from any claims, demands, liabilities, obligations, rights, damages, and/or causes of action whatsoever, presently known or unknown, that are based upon facts occurring prior to the Effective Date, including but not limited to, the following: (a) any statutory claims under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act; the Americans with Disabilities Act; the Family and Medical Leave Act; Title VII of the Civil Rights Acts of 1964, as amended; the Civil Rights Act of 1866; the Equal Pay Act; the Immigration Reform Control Act, as amended; the Occupational Safety and Health Act, as amended; the Consolidated Omnibus Budget Reconciliation Act, as amended; Uniformed Services Employment and Reemployment Rights Act; Worker Adjustment and Retraining Notification Act; Chapter 451 of the Texas Labor Code, the Texas Payday Law, and/or Chapter 21 of the Texas Labor Code, or any other federal, state, or local statute, ordinance or regulation, (b) any common law, tort or contract claims, including but not limited to, claims arising under any written or oral agreements between Executive and any of the Released Parties, and (c) any claims, matters or actions related to Executive’s employment and/or affiliation with, termination or separation from the Company.

8.	Other Actions or Proceedings. Executive agrees and covenants not to file any suit or complaint against the Company in any court with regard to any claim, demand, liability or obligation arising out of Executive’s employment with the Company or Executive’s separation from employment. Executive further represents that, as of the Effective Date, other than as specifically mentioned in this Agreement, no claim, complaints, charges, or other proceedings are pending in any court, administrative agency, commission, or other forum relating directly or indirectly to Executive’s employment at the Company. Executive also certifies that Executive has no unreported on-the-job injuries. Executive further certifies that he has been paid all compensation, overtime and unemployment compensation, to which he is entitled as of the Effective Date of this Agreement. Nothing in this Agreement or the Restrictive Covenants Agreement will be construed to prohibit Executive from (i) pursuing unemployment or workers compensation benefits; (ii) filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), or any similar state government agency or commission, provided, however, Executive releases and waives Executive’s right to receive damages or other relief in connection with any such matter to the maximum extent permitted by applicable law; (iii) communicating with, cooperating with, or reporting wrongdoing to the Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority, the EEOC, the NLRB, the Occupational Safety and Health Administration, the Commodity Futures Trading Commission, the Department of Justice (“DOJ”), or any other federal, state or local government agency or commission (collectively, “Government Agencies”), or otherwise participating in any investigation or proceeding that may be conducted by a Government Agency, including providing documents or other information, without notice to the Company; (iv) receiving a reward for information provided to the SEC, the DOJ or any other Government Agency; (v) exercising any rights Executive may have under Section 7 of the U.S. National Labor Relations Act; (vi) testifying pursuant to a court order, subpoena, or written request from an administrative agency or legislature; (vii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that Executive has reason to believe is unlawful; or (viii) engaging in any other protected conduct or filing claims that cannot be waived by applicable law. Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement or the Restrictive Covenants Agreement: (i) Executive shall not be in breach of this Agreement or the Restrictive Covenants Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law, (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

9.	No Release of Vested Benefits. Executive does not by this Agreement waive any rights Executive may have to vested balances or rights in the Company’s 401(k) plan or in any other of the Company’s employee benefit plans or programs, which post-employment rights will be governed and determined in accordance with the terms and conditions of the applicable agreements, plans and programs for such benefit plans or programs. To the extent Executive has any ongoing or outstanding claims for workers’ compensation, short-term or long-term disability benefits, this Agreement does not adversely affect or waive any such claims. This Agreement further does not release Executive’s rights to indemnification, advancement of expenses or directors’ and officers’ insurance coverage with respect to any claims that may be brought against Executive in connection with his employment as an officer of the Company.

10.         No Other Payment Due. Executive agrees that the Transition Benefits described in Section 4, above, constitute the entire amount of monetary consideration provided to Executive under this Agreement; that Executive is not entitled to any further payment whatsoever from the Company, except for any vested benefits to which he is entitled under any of the Company’s qualified benefit plans, as amended from time to time and payable pursuant to the provisions of those plans; that Executive is solely responsible for payment of any attorneys’ fees or costs that he has incurred; and that Executive will not seek or accept any further compensation or consideration for any other claimed damages, costs, or attorneys’ fees in connection with the matters encompassed in this Agreement or any other events or circumstances that existed or occurred prior to the Separation Date.

11.         Non-Admission. This Agreement is not an admission by the Company of any unlawful acts against Executive or any other person. The Company specifically denies any unlawful acts or liability to Executive or any other person, on the part of itself, its employees, or its agents. Similarly, this Agreement is not an admission by Executive of any unlawful acts.

12.          Restrictive Covenants; Amended Restricted Period. Executive reaffirms that Executive will continue to abide by the Restrictive Covenants set forth in Restrictive Covenants Agreement. For the consideration set forth herein, the Executive further agrees and affirms that Executive will continue to abide by the non-solicitation and non-competition Restrictive Covenants for the Amended Restricted Period. For the avoidance of doubt, the Company may, in its discretion, determine to waive certain non-competition restrictions with respect to an employment offer or opportunity and the Company shall, in good faith, consider any written requests from the Executive for a waiver of certain non-competition restrictions with respect to specified employment opportunities or offers to the Executive that arise during the Amended Restricted Period. No waiver by the Company shall be construed as a general waiver of the non-competition Restrictive Covenants or affect the validity, binding effect or enforceability of this Agreement, the Restrictive Covenants Agreement or any provision therewithin.

13.         Return of Company Property. Executive agrees to return to the Company on or before the Separation Date, and in no event later than three business days thereafter, all property in Executive’s possession belonging to the Company including, but not limited to, keys, I.D. badges, parking tags, credit cards, cellular phones, pagers, equipment, tools, supplies, computers, and originals and/or copies of documents, trade secrets, proprietary information, confidential information, books, handbooks, records, voicemail, e-mail, computer hardware and software, computer discs or tapes, drawings, maps, architectural drawings, notes, correspondence, and any and all hard copies derived therefrom, and any and all other information pertaining to the business of the Company. Executive acknowledges that Executive’s breach of any provision of this Section 13 shall be a material breach of this Agreement and will nullify the Company’s obligation to pay the Transition Benefits.

14.          Assistance to Archrock. Executive agrees that for a reasonable period of time after the Qualifying Retirement Date, Executive shall be available to and shall reasonably assist Company and/or its affiliates in transitioning his job duties, as reasonably requested by Company, taking into account Executive’s other personal and professional endeavors and commitments and with the understanding that such assitance is not intended to comprise significant amounts of uncompensated work. Additionally, Executive agrees to be reasonably available to Company or its representatives (including its attorneys) to provide information and related assistance as requested by Company with respect to matters involving Executive’s prior employment and service with the Company. This includes but is not limited to testifying (and preparing to testify) as a witness in any proceeding or otherwise providing information or reasonable assistance to Company in connection with any investigation, claim or suit, and cooperating with Company regarding any litigation, government investigations, regulatory matters, claims or other disputed items involving Company that relate to matters within the knowledge or responsibility of Executive during Executive’s employment. Specifically, Executive agrees (i) to meet with Company’s representatives, its counsel or other designees at reasonable times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency or other adjudicatory body; (iii) to provide Company with immediate notice of contact or subpoena by any non-governmental adverse party (known to Executive to be adverse to Company or its interests), and (iv) to not voluntarily assist any such non-governmental adverse party or such non-governmental adverse party’s representatives. This obligation to assist the Company in litigation or a governmental agency investigation does not apply to an investigation or litigation brought pursuant to Executive’s rights under Section 9 of this Agreement.

15.          Complete Agreement.  This Agreement, collectively with the Restrictive Covenants Agreement (as amended by this Agreement) and any agreements evidencing Executive’s outstanding time-vesting stock awards and performance vesting stock awards, represent the complete agreement between the Company and Executive concerning the subject matter in this Agreement and supersedes all prior agreements or understandings, written or oral. No attempted modification or waiver of any of the provisions of this Agreement shall be binding on either party unless in writing and signed by both the Company and Executive. Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Agreement.

16.          No Defamatory Statements. Executive agrees not to make or publish any oral or written statements about the Company or any of its directors, officers, employees, agents, investors, or representatives that are slanderous, libelous, or otherwise defamatory. Executive acknowledges that Executive's breach of any provision of this Section 16 shall be a material breach of this Agreement and will nullify the Company's obligation to pay the Transition Benefits and obligate Executive to immediately return any Transition Benefits previously paid. The Company agrees that the Company will not make or publish any official or Company-sponsored statements about the Executive that are knowingly slanderous, libelous or otherwise defamatory.

17.         Neutral Reference. The Company agrees to provide Executive with a neutral reference limited to dates of employment, position held, and to confirm salary if asked by any prospective employer.

18.          Arbitration. With the sole exception of claims which the Company may, in its discretion, file in a court of competent jurisdiction arising out of or relating to Section 12 of this Agreement, any controversy or claim arising out of or relating to this Agreement or Executive’s employment with, separation from, and/or affiliation with the Company, shall be settled by binding arbitration to be administered by the American Arbitration Association in accordance with its Employment Dispute Resolution Rules, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction; provided, however, that the arbitrator(s) is not authorized to issue a decision or award that a court of competent jurisdiction could not legally award under applicable state or federal laws at the time. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. 1-16, and the parties shall be entitled to all discovery necessary pursuant to the Federal Rules of Civil Procedure. It is the express declared intent and agreement of the parties that any such arbitration will be held as promptly as possible at such time and place within Harris County, Texas, as the arbitrator(s) may determine. In reaching his or her decision, the arbitrator shall have no authority to change or modify any provision of this Agreement. In addition, any and all charges that may be incurred for the cost of the arbitration and the fees and expenses of the arbitrator shall be borne equally by the Executive and the Company. Disputes over whether a decision exceeds the authority of the arbitrator(s) will be decided by summary judgment proceedings in a court of competent jurisdiction. There will be no authority for any dispute between the parties to be arbitrated on a class action basis. Furthermore, arbitration can only decide a dispute between Executive and the Company and may not consolidate or join the claims of other persons that may have similar claims.

19.          Successors and Assigns. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives and assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party.

20.          Controlling Law and Venue. Except matters specifically excluded under Section 18 or matters or disputes related to the validity or enforceability of Section 18, this Agreement is made and shall be enforced in accordance with the laws of the State of Texas without regard to conflict of law principles. Any suit, action or other legal proceeding arising out of this Agreement shall be brought in Harris County, Texas. Executive and the Company consents to the jurisdiction of any such court in any such suit, action, or proceeding and waives any objection that it may have to the laying of venue of any such suit, action, or proceeding in any such court.

21.          Miscellaneous. This Agreement is intended to settle and release any and all claims for damages, benefits, and attorneys’ fees and/or costs. Executive agrees that, except as may be provided by this Agreement, Executive is not entitled to any income, payments, salaries, or other financial benefits from the Company or its affiliates. The parties agree that this Agreement may be used as evidence in a subsequent proceeding in which any of the parties allege a breach of this Agreement or as a defense to any claim brought by either party. Other than these two exceptions, the parties agree that this Agreement will not be introduced as evidence in any proceeding. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

22.         Enforceability. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision. If, in any action to enforce this Agreement, any term hereof is held to be unenforceable, then such term shall be modified to the extent necessary to make it enforceable to the extent consistent with the intent of the parties expressed in the enforceable provisions herein.

23.          Older Workers Benefit Protection Act. Executive acknowledges, represents and agrees, in compliance with the Older Workers Benefit Protection Act, that:

(a) The Company hereby advises Executive of Executive’s right to discuss any and all aspects of this matter with an attorney of Executive’s choice and Executive has in fact done so or has freely waived the right to do so;

(b) Executive is knowingly and voluntarily waiving and releasing any rights the Executive may have under the Age Discrimination in Employment Act (“ADEA”);

(c) The consideration given by the Company in this Agreement is in addition to anything of value to which the Executive is already entitled;

(d) Executive’s waiver and release do not apply to any rights or claims that may arise after the date Executive signs this Agreement;

(e) Executive has carefully read and fully understands all of the provisions of this Agreement;

(f) Executive agrees with everything in this Agreement; and

(g) Executive acknowledges that Executive has been given at least 21 days to consider this Agreement before executing it (or by executing this Agreement has knowingly and voluntarily elected to reduce this time period). Executive agrees that any changes made to this Agreement after presentation to Executive will not re-start the running of the 21 day period.

(h) Executive further acknowledges, represents, and agrees, in compliance with the Older Workers Benefit Protection Act, that for a period of seven days following the execution of this Agreement, Executive may revoke this Agreement by providing written notice to the Company, and this Agreement shall not become effective or enforceable until the revocation period has expired. Moreover, if Executive revokes the Agreement, any and all originals or copies of the Agreement must be returned to the Company at the time of revocation. Executive, knowledgeable of its content, accepts the terms of this Agreement as fair and equitable under all the circumstances and knowingly and voluntarily executes this Agreement.

24.	Section 409A. Executive acknowledges, represents and agrees, in compliance with the Older Workers Benefit Protection Act, that:

(a)	Exempt from Section 409A. It is intended that payments and benefits under this Agreement comply with, or be exempt from, the provisions of Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date of this Agreement (“Section 409A”). This Agreement will be interpreted and administered in a manner consistent with this intent. Each payment and each provision of benefits described in this Agreement will be considered a separate payment and not one of a series of payments for purposes of Section 409A. In no event will any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

(b)	Specific Exemptions. If any reimbursements or in-kind benefits provided by the Company or any Releasee pursuant to this Agreement would constitute “nonqualified deferred compensation” for purposes of Section 409A, such reimbursements or in- kind benefits will be subject to the following rules: (A) the amounts to be reimbursed, or the in-kind benefits to be provided, will be determined pursuant to the terms of the applicable benefit plan, policy or agreement and will be limited to Executive’s lifetime and the lifetime of Executive’s eligible dependents; (B) the amounts eligible for reimbursement, or the in-kind benefits provided, during any calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year; (C) any reimbursement of an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; (D) Executive’s right to an in-kind benefit or reimbursement is not subject to liquidation or exchange for cash or another benefit and (E) if Executive is a “specified employee” within the meaning of Section 409A, no payments of any of such severance or other benefit shall be made for six months plus one day after the “separation from service,” or, if earlier, upon Executive’s death (the “New Payment Date”). The aggregate of any such payments that would have otherwise been paid during the period between the “separation from service” and the New Payment Date shall be paid to Executive in a lump sum on the New Payment Date.

(Signature Page Follows)

Executive	Archrock, Inc.

/s/ Douglas S. Aron	/s/ D. Bradley Childers
Name: Douglas S. Aron	Name: D. Bradley Childers
Date: March 25, 2026	Title: President and Chief Executive Officer
Date: March 25, 2026

EXHIBIT A

REVOCATION NOTICE

By signing this Revocation Notice and returning it to the Company, Attn: H.R. Services, 9807 Katy Freeway, Houston Texas 77024, I am revoking, rescinding, and canceling the [Agreement][Release] that I signed on _________________. I have signed and returned this Revocation Notice to the Company within seven calendar days of the date I signed the [Agreement][Release]. I understand that by completing this Revocation Notice, I am not entitled to the consideration offered to me as set forth in Section 4 of the Transition and Separation Agreement.

Executive:

(Print or type name)

(Executive signature)

Date: _____________________________

EXHIBIT B

GENERAL RELEASE OF CLAIMS

This General Release of Claims (“Release”) is entered into as of _________________, 2026, between Douglas S. Aron (“Executive”) and Archrock, Inc., a Delaware corporation (the “Company”), effective as of the 8th day after the date of Executive’s signature hereto (the “Effective Date”).

1.	Executive’s Release of All Claims. Executive, on behalf of Executive, Executive’s heirs, executors, successors, administrators and assigns, knowingly and voluntarily agrees to discharge and release the Company, its parent, subsidiary, affiliate and minority owned companies and their respective predecessors, successors and assigns and their respective officers, shareholders, employees, directors, attorneys, subscribers, and partners of each of the aforementioned (collectively, the “Released Parties”) from any claims, demands, liabilities, obligations, rights, damages, and/or causes of action whatsoever, presently known or unknown, that are based upon facts occurring prior to the Effective Date, including but not limited to, the following: (a) any statutory claims under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act; the Americans with Disabilities Act; the Family and Medical Leave Act; Title VII of the Civil Rights Acts of 1964, as amended; the Civil Rights Act of 1866; the Equal Pay Act; the Immigration Reform Control Act, as amended; the Occupational Safety and Health Act, as amended; the Consolidated Omnibus Budget Reconciliation Act, as amended; Uniformed Services Employment and Reemployment Rights Act; Worker Adjustment and Retraining Notification Act; Chapter 451 of the Texas Labor Code, the Texas Payday Law, and/or Chapter 21 of the Texas Labor Code, or any other federal, state, or local statute, ordinance or regulation, (b) any common law, tort or contract claims, including but not limited to, claims arising under any written or oral agreements between Executive and any of the Released Parties, and (c) any claims, matters or actions related to Executive’s employment and/or affiliation with, termination or separation from the Company.

2.	Other Actions or Proceedings. Executive agrees and covenants not to file any suit or complaint against the Company in any court with regard to any claim, demand, liability or obligation arising out of Executive’s employment with the Company or Executive’s separation from employment. Executive further represents that, as of the Effective Date, other than as specifically mentioned in this Release, no claim, complaints, charges, or other proceedings are pending in any court, administrative agency, commission, or other forum relating directly or indirectly to Executive’s employment at the Company. Executive also certifies that Executive has no unreported on-the-job injuries. Executive further certifies that he has been paid all compensation, overtime and unemployment compensation, to which he is entitled as of the Effective Date of this Release. Nothing in this Release or the Restrictive Covenants Agreement will be construed to prohibit Executive from (i) pursuing unemployment or workers compensation benefits; (ii) filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), or any similar state government agency or commission, provided, however, Executive releases and waives Executive’s right to receive damages or other relief in connection with any such matter to the maximum extent permitted by applicable law; (iii) communicating with, cooperating with, or reporting wrongdoing to the Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority, the EEOC, the NLRB, the Occupational Safety and Health Administration, the Commodity Futures Trading Commission, the Department of Justice (“DOJ”), or any other federal, state or local government agency or commission (collectively, “Government Agencies”), or otherwise participating in any investigation or proceeding that may be conducted by a Government Agency, including providing documents or other information, without notice to the Company; (iv) receiving a reward for information provided to the SEC, the DOJ or any other Government Agency; (v) exercising any rights Executive may have under Section 7 of the U.S. National Labor Relations Act; (vi) testifying pursuant to a court order, subpoena, or written request from an administrative agency or legislature; (vii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that Executive has reason to believe is unlawful; or (viii) engaging in any other protected conduct or filing claims that cannot be waived by applicable law. Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Release, the Transition and Separation Agreement and the Restrictive Covenants Agreement: (i) Executive shall not be in breach of this Release, the Transition and Separation Agreement or the Restrictive Covenants Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law, (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

3.	No Release of Vested Benefits. Executive does not by this Release waive any rights Executive may have to vested balances or rights in the Company’s 401(k) plan or in any other of the Company’s employee benefit plans or programs, which post-employment rights will be governed and determined in accordance with the terms and conditions of the applicable agreements, plans and programs for such benefit plans or programs. To the extent Executive has any ongoing or outstanding claims for workers’ compensation, short-term or long-term disability benefits, this Release does not adversely affect or waive any such claims. This Release further does not release Executive’s rights to indemnification, advancement of expenses or directors’ and officers’ insurance coverage with respect to any claims that may be brought against Executive in connection with his employment as an officer of the Company.

4.	Restrictive Covenants. Executive reaffirms that Executive will continue to abide by the confidentiality, non-solicitation and non-competition covenants set forth in Confidentiality, Non-Solicitation and Non-Competition Agreement entered into as of March 5, 2021, as amended by the Transition and Separation Agreement entered into as of _________________, 2026. For the avoidance of doubt, the Company may, in its discretion, determine to waive certain non-competition restrictions with respect to an employment offer or opportunity and the Company shall, in good faith, consider any written requests from the Executive for a waiver of certain non-competition restrictions with respect to specified employment opportunities or offers to the Executive that arise during the Amended Restricted Period. No waiver by the Company shall be construed as a general waiver of the non-competition Restrictive Covenants or affect the validity, binding effect or enforceability of this Release, the Transition and Separation Agreement, the Restrictive Covenants Agreement or any provision therewithin.

5.	Older Workers Benefit Protection Act. Executive acknowledges, represents and agrees, in compliance with the Older Workers Benefit Protection Act, that:

(a) The Company hereby advises Executive of Executive’s right to discuss any and all aspects of this matter with an attorney of Executive’s choice and Executive has in fact done so or has freely waived the right to do so;

(b) Executive is knowingly and voluntarily waiving and releasing any rights the Executive may have under the Age Discrimination in Employment Act (“ADEA”);

(c) The consideration given by the Company in Transition and Separation Agreement is in addition to anything of value to which the Executive is already entitled;

(d) Executive’s waiver and release do not apply to any rights or claims that may arise after the date Executive signs this Release;

(e) Executive has carefully read and fully understands all of the provisions of this Release;

(f) Executive agrees with everything in this Release; and

(g) Executive acknowledges that Executive has been given at least 21 days to consider this Release before executing it (or by executing this Release has knowingly and voluntarily elected to reduce this time period). Executive agrees that any changes made to this Release after presentation to Executive will not re-start the running of the 21 day period.

(h) Executive further acknowledges, represents, and agrees, in compliance with the Older Workers Benefit Protection Act, that for a period of seven days following the execution of this Release, Executive may revoke this Release by providing written notice to the Company, and this Release shall not become effective or enforceable until the revocation period has expired. Moreover, if Executive revokes the Release, any and all originals or copies of the Release must be returned to the Company at the time of revocation. Executive, knowledgeable of its content, accepts the terms of this Release as fair and equitable under all the circumstances and knowingly and voluntarily executes this Release.

6.	Assistance to Archrock. Executive reaffirms Executive’s obligation to cooperate with the Company pursuant to Section 14 of the Transition and Separation Agreement.

7.	Complete Agreement. This Release, collectively with the Confidentiality, Non-Solicitation and Non-Competition Agreement and the Transition and Separation Agreement, represent the complete agreement between the Company and Executive concerning the subject matter in this Release and supersedes all prior agreements or understandings, written or oral. No attempted modification or waiver of any of the provisions of this Release shall be binding on either party unless in writing and signed by both the Company and Executive. Each of the sections contained in this Release shall be enforceable independently of every other section in this Release, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Release.

8.	Controlling Law and Venue. Except matters specifically excluded under the Transition and Separation Agreement, this Release is made and shall be enforced in accordance with the laws of the State of Texas without regard to conflict of law principles. Any suit, action or other legal proceeding arising out of this Release shall be brought in Harris County, Texas. Executive and the Company consent to the jurisdiction of any such court in any such suit, action, or proceeding and waives any objection that it may have to the laying of venue of any such suit, action, or proceeding in any such court.

9.	Enforceability. The invalidity or unenforceability of any provision of this Release shall in no way affect the validity or enforceability of any other provision. If, in any action to enforce this Release, any term hereof is held to be unenforceable, then such term shall be modified to the extent necessary to make it enforceable to the extent consistent with the intent of the parties expressed in the enforceable provisions herein.

10.	Execution in Counterparts. This Release may be executed in counterparts with the same force and effectiveness as though executed in a single document. Facsimile signatures shall have the same force and effectiveness as original signatures.